Exhibit 99.1

Harvest Natural Resources Announces 2011 Fourth Quarter and Year-End Results

HOUSTON, March 15, 2012 /PRNewswire/ — Harvest Natural Resources, Inc. (NYSE: HNR) today announced 2011 fourth quarter and year-end earnings.

Harvest posted a fourth quarter net loss of $44.7 million, or $1.30 per diluted share, compared to a net loss of $4.0 million, or $0.12 per diluted share, for the 2010 fourth quarter. For the year ended December 31, 2011, Harvest’s net income was $53.9 million, or $1.37 per diluted share, compared with a net income of $15.4 million, or $0.42 per diluted share, for 2010.

The fourth quarter results include exploration charges of $6.3 million, or $0.18 per diluted share and dry hole expense of $49.7 million, or $1.45 per diluted share. The dry hole expense reflects costs incurred for the Oman Block 64 wells in the amount of $9.7 million and costs related to wells drilled in the Indonesia Budong-Budong Block during 2011 of $40.0 million. Adjusted for these items, Harvest’s fourth quarter income was $11.3 million, or $0.33 per diluted share.

For the year, Harvest incurred exploration charges of $13.7 million, or $0.35 per diluted share, dry hole expense of $49.7 million, or $1.26 per diluted share, and a loss on the extinguishment of debt of $9.7 million, or $0.25 per diluted share. Also related to the sale of the Utah assets occurring in the second quarter, the Company reported income for the year from discontinued operations of $97.6 million, or $2.48 per diluted share, for revenue, expenses, taxes and gain recognized. Adjusted for these items, net income for 2011 was $29.4 million, or $0.75 per diluted share.

Petrodelta, S.A. (Petrodelta), Harvest’s Venezuelan affiliate, reported fourth quarter income from operations of $74.0 million ($23.7 million net to Harvest’s 32 percent equity interest under International Financial Reporting Standards [IFRS]). Petrodelta reported fourth quarter earnings of $66.2 million ($21.2 million net to Harvest’s 32 percent equity interest under IFRS). After adjustments to Petrodelta’s IFRS earnings, primarily to conform to accounting principles generally accepted in the United States of America (USGAAP), Harvest’s 32 percent share of Petrodelta’s earnings was $14.6 million, a 44.1 percent increase over the same in 2010.

Petrodelta reported income from operations for the year of $338.5 million ($108.3 million net to Harvest’s 32 percent equity interest under IFRS). Petrodelta reported earnings of $232.5 million ($74.4 million net to Harvest’s 32 percent equity interest, under IFRS). After adjustments to Petrodelta’s IFRS earnings, primarily to conform to USGAAP, Harvest’s 32 percent share of Petrodelta’s earnings was $57.7 million, an 8.7 percent increase over 2010.

In addition, total proved plus probable reserves on December 31, 2011 were 103.7 million barrels of oil equivalent (MMBOE), a decrease of 13 percent from 2010, reflecting the sale of the Utah assets which included 15.3 MMBOE; Venezuela had total proved reserves of 43.3 MMBOE which was a decline of 13 percent from 2010, reflecting the reclassification of 16.1 MMBOE (37 percent) from proved to probable in compliance with the Securities and Exchange Commission’s “5 year rule from the date of original booking” and 2.6 MMBOE of production in 2011. Without the reclassification of the 16.1 MMBOE to probable, proved reserves in Venezuela would have increased 19 percent to 59.4 MMBOE. All of the reclassified reserves are scheduled to be drilled by 2016. Probable reserves in Venezuela of 60.4 MMBOE are 13 percent higher than 2010, making total proved and probable reserves unchanged from 2010.

On March 8, 2012, Harvest entered into exchange agreements with certain existing noteholders of its 8.25 percent senior convertible notes pursuant to which such noteholders agreed to exchange $15,984,000 principal amount of the notes for 2,875,357 shares of common stock, resulting in an effective exchange price of $5.56 per share. In addition, in lieu of cash, Harvest agreed to issue to the noteholders 161,603 shares of common stock at $8.16 per share in exchange for foregoing a one year interest make-whole of $1,318,680. After giving effect to the exchange, approximately $15,550,000 principal amount of the notes remain outstanding. The exchange closed on March 14, 2012.

VENEZUELA

During the twelve months ended December 31, 2011, Petrodelta drilled and completed 15 successful development wells compared to 16 development wells in 2010. Petrodelta produced approximately 11.39 MMBO in 2011 compared to 8.56 MMBO during 2010, which represents an increase of 33 percent year over year. In addition, Petrodelta sold 2.27 billion cubic feet (BCF) of natural gas versus 2.20 BCF of natural gas, an increase of 3 percent over the same period in 2010. Petrodelta produced an average of 31,205 barrels of oil per day (BOPD) during the twelve months ended December 31, 2011. Currently, Petrodelta is operating three drilling rigs and one workover rig. Capital expenditures for development drilling and infrastructure are estimated to be $137.5 million in 2011 compared to $98.7 million in 2010.

On March 5, 2012, the Company commenced exclusive negotiations for a specified time period with a third party for the possible sale of the Company’s 32 percent interest in its Venezuelan asset, Petrodelta S.A. There can be no assurance that these negotiations will result in a transaction to sell the Company’s interests in Venezuela.

The reserve report for the period ending December 31, 2011, has been completed and a summary of the report is provided in Table 1 below. The reserve report for the Venezuela fields assumes the average realized oil price in 2011 of $98.37 per barrel, after adjustment for location and quality, less an adjustment of $32.10 per barrel for the impact of Venezuela Windfall Profit Tax, resulting in a net realized oil price of $66.27. The natural gas reserves were based on a contractual price of $1.54 per thousand cubic feet (MCF). Table 2 below provides a comparison of the estimated reserves by category between 2010 and 2011.

Table 1: Estimated Proved, Probable and Possible Reserves in Venezuela, net to Harvest Natural Resources, as of December 31, 2011

	Developed
	Producing	Non-Producing	Undeveloped	Total
Proved Reserves
Oil (MBbls)	12,425	1,292	24,948	38,665
Gas (MMcf)	17,552	2,739	7,549	27,840

MBOE	15,350	1,749	26,206	43,305

Probable Reserves
Oil (MBbls)	93	34	53,341	53,468
Gas (MMcf)	73	9	41,829	41,910

MBOE	105	36	60,312	60,453

Possible Reserves
Oil (MBbls)	—	—	101,855	101,855
Gas (MMcf)	—	—	29,548	29,548

MBOE	—	—	106,780	106,780

Table 2: Changes in Estimated Proved, Probable and Possible Reserves in Venezuela, net to Harvest Natural Resources

	December 31, 2010	December 31, 2011	% Change
Oil Reserves (MMBbl):
Proved	41.7	38.7	-7%
Probable	51.0	53.4	5%

Proved + Probable	92.7	92.1	-1%

Possible	111.6	101.9	-9%

Total 3P	204.3	194.0	-5%

Gas Reserves (Bcf):
Proved	50.1	27.8	-44%
Probable	15.4	41.9	172%

Proved + Probable	65.4	69.7	6%

Possible	32.4	29.6	-9%

Total 3P	97.8	99.3	2%

After Tax Discounted Future
Net Income @ 10% ($MM):
Proved	$505	$543	7%
Probable	$442	$509	15%

Proved + Probable	$947	$1,052	11%

Possible	$878	$865	-2%

Total 3P	$1,826	$1,917	5%

Equivalent Reserves (Mmboe)
Proved	50.0	43.3	-13%
Probable	53.6	60.4	13%

Proved + Probable	103.6	103.7	0%

Possible	117.0	106.8	-9%

Total 3P	220.6	210.5	-5%

EXPLORATION AND OTHER ACTIVITIES

Dussafu Project—Gabon (“Dussafu PSC”)

In 2011 the Company drilled one exploration well, the DRM-1, and two appraisal sidetracks, the DRM-1-ST and the DRM-2ST, in the Dussafu Marin PSC, in the offshore waters of Gabon. These wells were drilled with the Transocean Sedneth 701 semi-submersible drilling unit in approximately 380 feet of water.

The DRM-1 spud on April 28, 2011, and drilled to test the potential of the pre-salt Gamba and Dentale Formation. The DRM-1 reached a vertical depth of 9,953 feet within the Upper Dentale Formation. Log evaluation, pressure data and samples indicate that Harvest discovered approximately 55 feet of pay in a 90 foot oil column within its primary objective, the Gamba Formation.

Subsequently the DRM-1 well was deepened to reach a TVDSS of 11,355 feet to test the prospectivity of the Middle and Lower Dentale Formations. Log evaluation, pressure data and a fluid sample indicate that Harvest discovered a second oil accumulation with approximately 35 feet of oil pay within the secondary objective of the Middle Dentale Formation.

The first appraisal sidetrack (DRM-1ST1) three quarters of a mile to the southwest was drilled to a TD in the Upper Dentale of 11,562 feet (9,428 feet TVDSS) and found 19 feet of oil pay in the Gamba reservoir.

The second sidetrack (DRM-1ST2) half a mile to the northwest of the original DRM-1 wellbore was drilled to a TD in the Upper Dentale of 10,615 feet (9,429 feet TVDSS) and found 40 feet of oil pay in the Gamba reservoir.

The Ruche discovery is the third oil discovery on the block, along with Walt Whitman and Moubenga. The current estimate of gross unrisked contingent resources for the three oil discoveries is 26 MMBBL.

Approximately 545 square kilometers of 3-D seismic acquired during the fourth quarter is currently being evaluated in order to optimize future drilling and development activities.

Harvest operates the Dussafu PSC, holding a 66.667 percent interest.

Indonesia

Lariang Sub-Basin

The Lariang LG-1 well, the first of two planned exploration wells, was spud on January 6, 2011 in the Budong-Budong Block, West Sulawesi and drilled to a depth of 5,311 feet. Multiple oil and gas shows were encountered within the secondary Miocene objective. Wireline logs and samples of reservoir fluids have confirmed the presence of hydrocarbons, trap and seal. Due to high formation pressures and losses of heavy drilling mud into the formation, the well was plugged and abandoned for safety reasons on April 8, 2011. The primary Eocene targets had not yet been reached, as the well was planned for a total measured depth of approximately 7,200 feet.

Karama Sub-Basin

The Karama KD-1 well, the second exploratory well of a two-well program on the Budong PSC was spud on June 20, 2011, to drill and test the stacked Miocene and Eocene targets within a thrusted anticline. The well was initially drilled to a depth of 9,633 feet and sidetracked after the drill string was severed. The sidetrack KD-1ST was initially drilled to a total depth of 11,880 feet and logged. The evaluation of cuttings, logs and sidewall cores demonstrated the presence of oil over a 200 foot section of low permeability and low porosity clastic rocks in the Miocene. The oil shows have proven the existence of a working petroleum system in the Karama Basin.

On a sole risk operation basis, Harvest elected to deepen the well to a final total depth of 14,437 feet to explore for the main Eocene objective. As the drilling operations reached the BOP pressure limits, the well encountered both Oligocene and Eocene stratigraphy; however, the primary Eocene reservoir target had not yet been reached. Biostratigraphy indicates the section at TD to be Eocene deep water shales. Nearby within the basin are a number of Eocene outcrops with known fluvial reservoir and source rocks, along with oil and gas seeps. The well was plugged and abandoned. Dry hole costs of $26 million were expensed in the fourth quarter of 2011.

Since January 2012, after completion of drilling of the KD-1, all information gathered from the drilling of the LG-1 and KD-1 is being evaluated in connection with plans for the Budong PSC and overall corporate strategy. Based on this evaluation, it was determined that the original LG-1 well bore would not be used for re-entry. Since plans for the Budong PSC no longer include re-entry of the LG-1 well bore, the drilling costs of $14.0 million related to the drilling of the LG-1 have been expensed to dry hole costs as of December 31, 2011. Based on the multiple oil and gas shows encountered in both the LG-1 and KD-1, we are working on an exploration program targeting the Pliocene and Miocene targets encountered in the previous two wells.

Tately Budong-Budong N.V. is the operator of the Budong-Budong Block. Harvest owns a 64.4 percent working interest in the Budong-Budong PSC.

Oman Block 64 EPSA

On October 29, 2011, Harvest spud the Mafraq South-1 (MFS-1) exploration well onshore Oman. This was the first of a two-well exploratory program utilizing the MB Petroleum Services LLC Rig #113 drilling unit.

The MFS-1 exploration well was drilled to a total depth of 10,348 feet. Although the quality of the Barik and the Amin reservoirs was better than expected, the logs did not indicate the presence of hydrocarbons within the stacked reservoir targets in the Barik, Miqrat and Amin reservoirs, and the well was plugged and abandoned. Drilling days to TD were 28 days ahead of forecast resulting in reduced dry hole cost. Harvest expensed $6.9 million in the fourth quarter of 2011.

On December 21, 2011, the Al Ghubar North-1 (AGN-1) exploration well spud on the Qarn Alam Block 64, onshore Oman. This is the second of a two-well exploratory program utilizing the MB Petroleum Services LLC Rig #113 drilling unit.

The AGN-1 exploration well was drilled to a TD of 10,482 feet. Interpretation of the mudlog and wireline logs indicates no apparent hydrocarbon saturations within the principal stacked Haima targets in the Barik, Miqrat and Amin reservoirs. The well was plugged and abandoned on February 6, 2012 with gas shows.

The total dry hole cost for the well was $7.6 million, of which $2.8 million was expensed in 2011 and the remainder in 2012.

Harvest has an 80 percent interest in Block 64 onshore Oman. Block 64 has an area of 3,874 square kilometers and was extracted from a pre-existing block (PDO’s Block 6) to accelerate exploration for gas and gas condensate by the Omani Ministry of Oil and Gas.

UNITED STATES—Antelope Project—Utah

On May 17, 2011, the Company completed the sale of its oil and gas assets in Utah’s Uinta Basin to an affiliate of Newfield Exploration Company (Newfield). The Company received cash proceeds of approximately $217.8 million which reflects increases to the purchase price for customary adjustments and deductions for transaction related costs. The sale had an effective date of March 1, 2011. The net proceeds from the sale were approximately $205.0 million after deductions for transaction related costs.

Corporate and Financial Reporting

Debt

On May 17, 2011, Harvest repaid the $60.0 million term loan facility with MSD Energy Investments Private II, LLC, an affiliate of MSD Capital, L.P. The repayment included the repayment of the principal, accrued interest, and other fees related to the early repayment of the debt and repurchase of certain warrants.

In October of 2011, approximately $500,000 of the 8.25 percent senior convertible notes was converted into common stock at the predetermined conversion rate, leaving approximately $31.5 million of the debt facility outstanding.

On March 8, 2012, Harvest entered into exchange agreements with certain existing noteholders of its 8.25 percent senior convertible notes pursuant to which such noteholders agreed to exchange $15,984,000 principal amount of the notes for 2,875,357 shares of common stock, resulting in an effective exchange price of $5.56 per share. In addition, in lieu of cash, HNR agreed to issue to the noteholders 161,603 shares of common stock at $8.16 per share in exchange for foregoing a one year interest make-whole of $1,318,680. After giving effect to the exchange, approximately $15,550,000 principal amount of the notes remain outstanding. The exchange closed on March 14, 2012.

Financial Reporting

During the fourth quarter of 2011, we identified an error in our consolidated financial statements for the year ended December 31, 2011 related to the income tax expense on the gain on the sale of the Antelope Project. The tax basis used at September 30, 2011 in calculating the tax expense was incorrect. The reconciliation of the tax basis to the book basis of the Antelope Project resulted in a reduction of the income tax payable on the gain on the sale of the Antelope Project of $5.5 million ($2.0 million of the income tax benefit should have been recorded in the second quarter of 2011 and $3.5 million should have been recorded in the third quarter of 2011). The reduction in income tax payable was offset by additional income tax expense related to tax benefits on equity compensation of $2.5 million. These items were corrected by increasing Income from discontinued operations for the 12 months ended December 31, 2011.

Additionally, during the fourth quarter of 2011, we identified an error related to the deferred tax adjustment in reconciling our share of Petrodelta’s net income reported under IFRS to that required under USGAAP. The 2011 impact was a reduction in Net income from unconsolidated equity affiliates of $0.4 million net to our 32 percent equity interest.

The cumulative effect of these corrections increased Harvest’s net income by $2.6 million for the year 2011.

Reserves Disclosure

The proved, probable and possible reserves included herein were prepared by Ryder Scott and conform to the definitions as set forth in the Securities and Exchange Commission’s (SEC) Regulations Part 210.4-10(a). The hydrocarbon prices used are based on SEC price parameters using the average prices during the 12-month period prior to the ending date of the reserve report, determined as the unweighted arithmetic averages of the prices in effect on the first day of the month for each month within such period, unless prices were defined by contractual arrangements. Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating to the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability.

Proved oil and gas reserves are those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward. If deterministic methods are used, the SEC has defined reasonable certainty for proved reserves as a “high degree of confidence that the quantities will be recovered.” Probable reserves are “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” Possible reserves are “those additional reserves which are less certain to be recovered than probable reserves” and thus the probability of achieving or exceeding the proved plus probable plus possible reserves is low.

The reserves included herein were estimated using deterministic methods and presented as incremental quantities. Under the deterministic incremental approach, discrete quantities of reserves are estimated and assigned separately as proved, probable or possible based on their individual level of uncertainty. Because of the differences in uncertainty, caution should be exercised when aggregating quantities of oil and gas from different reserves categories. Furthermore, the reserves and income quantities attributable to the different reserve categories that are included herein have not been adjusted to reflect these varying degrees of risk associated with them and thus are not comparable.

Reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved, probable and possible reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved, probable and possible reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

Non-GAAP Financial Measures

In this press release, Petrodelta’s EBITDA disclosure is not presented in accordance with accounting principles generally accepted in the United States (GAAP) and Petrodelta’s financials are not intended to be used in lieu of GAAP presentations of net income or cash flows from operating activities. EBITDA is presented because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future capital expenditures and working capital requirements. We also believe that financial analysts commonly use EBITDA to analyze Petrodelta’s performance. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, exchange rates and numerous other factors. These types of variations are not separately identified in this release, but will be discussed, as applicable, in management’s discussion and analysis of operating results in our Annual Report on Form 10-K for the year ended December 31, 2011.

A reconciliation of EBITDA to net income and cash flows from operating activities for the periods presented is included in the tables attached to this release.

Conference call

Harvest will hold a conference call at 10:00 a.m. Central Daylight Time on Thursday, March 15, 2012, during which management will discuss Harvest’s 2011 fourth quarter and year end results. The conference leader will be James A. Edmiston, President and Chief Executive Officer. To access the conference call, dial 719-325-2207 or 888-523-1208, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 8284460. A recording of the conference call will also be available for replay at 719-457-0820, passcode 8284460, until 3:00 p.m. CDT March 20, 2012.

The Company intends to file its 2011 Form 10-K with the Securities and Exchange Commission on Thursday, March 15, 2012. A copy of the Form 10-K will be available on the Company’s website at www.harvestnr.com.

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the website fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call and will remain on the website for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2011 Annual Report on Form 10-K and other public filings.

Harvest may use certain terms such as resource base, contingent resources, prospective resources, probable reserves, possible reserves, non-proved reserves or other descriptions of volumes of reserves. These estimates are by their nature more speculative than estimates of proved reserves and accordingly, are subject to substantially greater risk of being actually realized by the Company.

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	December 31,
	2011	2010
ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$58,946	$58,703
Restricted cash	1,200	—
Accounts and notes receivable, net
Oil and gas revenue receivable	—	1,907
Dividend receivable—equity affiliate	12,200	—
Joint interest and other	14,342	2,325
Notes receivable	3,335	3,420
Advances to equity affiliate	2,388	1,706
Assets held for sale	—	88,774
Deferred income taxes	2,628	—
Prepaid expenses and other	728	4,793

Total current assets	95,767	161,628

OTHER ASSETS	5,427	2,477

INVESTMENT IN EQUITY AFFILIATES	345,054	285,188

PROPERTY AND EQUIPMENT, net	66,799	36,206

TOTAL ASSETS	$513,047	$485,499

LIABILITIES AND EQUITY:

CURRENT LIABILITIES:
Accounts payable, trade and other	$7,381	$3,205
Accounts payable—carry obligation	3,596	8,395
Accrued expenses	15,247	15,087
Liabilities held for sale	—	663
Accrued Interest	1,372	896
Deferred tax liability	4,835	—
Income taxes payable	718	72

Total current liabilities	33,149	28,318

OTHER LONG-TERM LIABILITIES	908	1,834

LONG-TERM DEBT	31,535	81,237

COMMITMENTS AND CONTINGENCIES	—	—

EQUITY:
STOCKHOLDERS’ EQUITY:
Common stock and paid-in capital	236,598	230,763
Retained earnings	193,283	139,389
Treasury stock	(66,104)	(65,543)

Total Harvest stockholders’ equity	363,777	304,609

Noncontrolling Interest	83,678	69,501

Total Equity	447,455	374,110

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$513,047	$485,499

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts, unaudited)

	Three months Ended December 31,
	2011	2010
EXPENSES:
Depreciation and amortization	$108	$122
Exploration expense	6,276	2,687
Dry hole costs	49,676	—
General and administrative	4,459	7,721

	60,519	10,530

LOSS FROM OPERATIONS	(60,519)	(10,530)

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	121	163
Interest expense	(614)	(1,368)
Other non-operating expenses	(384)	(3,952)
Loss on exchange rates	(60)	(39)

	(937)	(5,196)

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS BEFORE INCOME TAXES	(61,456)	(15,726)
Income tax expense (benefit)	112	(1,016)

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS	(61,568)	(14,710)
Net income from unconsolidated equity affiliates	18,235	12,658

NET LOSS FROM CONTINUING OPERATIONS	(43,333)	(2,052)
DISCONTINUED OPERATIONS
Income from discontinued operations	529	504
Gain on sale of assets	1,652	—

Income from discontinued operations	2,181	504

NET LOSS	(41,152)	(1,548)
Less: Net Income Attributable to Noncontrolling Interest	3,527	2,476

NET LOSS ATTRIBUTABLE TO HARVEST	$(44,679)	$(4,024)

	Three months Ended
	December 31, 2011		December 31, 2010
	Basic	Dilutive	Basic	Dilutive
NET INCOME (LOSS) ATTRIBUTABLE TO HARVEST PER COMMON SHARE:
Loss from continuing operations	(46,860)	(46,860)	(4,528)	(4,528)
Discontinued operations	2,181	2,181	504	504

Net loss attributable to Harvest	(44,679)	(44,679)	(4,024)	(4,024)
Weighted average common shares outstanding	34,307	34,307	33,890	33,890
Effect of dilutive shares		—	—	—

Weighted average common shares including dilutive effect	34,307	34,307	33,890	33,890

Per Share:
Loss from continuing operations	$(1.36)	$(1.36)	$(0.13)	$(0.13)
Discontinued operations	$0.06	$0.06	$0.01	$0.01

Net loss attributable to Harvest	$(1.30)	$(1.30)	$(0.12)	$(0.12)

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts, unaudited)

	Twelve months Ended December 31,
	2011	2010
EXPENSES:
Depreciation and amortization	$462	$484
Exploration expense	13,690	8,016
Dry hole costs	49,676	—
General and administrative	22,474	25,903

	86,302	34,403

LOSS FROM OPERATIONS	(86,302)	(34,403)

OTHER NON-OPERATING INCOME (EXPENSE)
Investment earnings and other	665	557
Interest expense	(5,336)	(2,689)
Loss on extinguishment of debt	(9,682)	—
Other non-operating expenses	(1,375)	(3,952)
Loss on exchange rates	(146)	(1,588)

	(15,874)	(7,672)

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS BEFORE INCOME TAXES	(102,176)	(42,075)
Income tax expense (benefit)	820	(184)

LOSS FROM CONSOLIDATED COMPANIES CONTINUING OPERATIONS	(102,996)	(41,891)
Net income from unconsolidated equity affiliates	73,451	66,291

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(29,545)	24,400
DISCONTINUED OPERATIONS
Income (loss) from discontinued operations	(2,636)	3,712
Gain on sale of assets	106,000	—
Income tax expense on gain	(5,748)	—

Income from discontinued operations	97,616	3,712

NET INCOME	68,071	28,112
Less: Net Income Attributable to Noncontrolling Interest	14,177	12,670

NET INCOME ATTRIBUTABLE TO HARVEST	$53,894	$15,442

	Twelve Months Ended
	December 31, 2011		December 31, 2011
	Basic	Dilutive	Basic	Dilutive
NET INCOME ATTRIBUTABLE TO HARVEST PER COMMON SHARE:
Income (loss) from continuing operations	(43,722)	(43,722)	11,730	11,730
Discontinued operations	97,616	97,616	3,712	3,712

Net income attributable to Harvest	53,894	53,894	15,442	15,442
Weighted average common shares outstanding	34,117	34,117	33,541	33,541
Effect of dilutive shares	—	5,222	—	3,226

Weighted average common shares including dilutive effect	34,117	39,339	33,541	36,767

Per Share:
Income (loss) from continuing operations	$(1.28)	$(1.11)	$0.35	$0.32
Discontinued operations	$2.86	$2.48	$0.11	$0.10

Net income attributable to Harvest	$1.58	$1.37	$0.46	$0.42

HARVEST NATURAL RESOURCES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Twelve months Ended December 31,
	2011	2010
Cash Flows From Operating Activities:
Net income	$68,071	$28,112
Adjustments to reconcile net income to net cash used in operating activities:
Depletion, depreciation and amortization	1,272	3,817
Dry hole costs	40,467	—
Impairment of long-lived assets	4,707	—
Amortization of debt financing costs	975	793
Write off of deferred financing costs	—	2,795
Amortization of discount on debt	816	359
Gain on sale of property and equipment	(106,225)	—
Loss on early extinguishment of debt	7,533	—
Net income from unconsolidated equity affiliate	(73,451)	(66,291)
Share-based compensation-related charges	4,642	4,234
Dividends received from unconsolidated equity affiliate	—	12,220
Deferred tax asset	(2,628)	—
Deferred tax liability	4,835	—
Changes in operating assets and liabilities:
Accounts and notes receivable	(13,305)	3,826
Advances to equity affiliate	(682)	3,221
Prepaid expenses and other	4,065	(2,579)
Accounts payable	(623)	10,905
Accrued expenses	7,475	(2,657)
Accrued Interest	(400)	(4,534)
Other liabilities	(927)	1,501
Income taxes payable	646	(1,018)

Net Cash Used In Operating Activities	(52,737)	(5,296)

Cash Flows From Investing Activities:
Proceeds from sale of assets	218,823	—
Additions of property and equipment	(74,468)	(14,553)
Additions to assets held for sale	(33,930)	(45,066)
Proceeds from sale of equity affiliate	1,385	—
Increase in restricted cash	(1,200)	—
Investment costs	(900)	558

Net Cash Provided by (Used In) Investing Activities	109,710	(59,061)

Cash Flows From Financing Activities:
Net proceeds from issuances of common stock	924	1,674
Tax benefits related to equity compensation	2,535	—
Proceeds from issuance of long-term debt	—	92,000
Payments of long-term debt	(60,000)	—
Financing costs	(189)	(2,931)

Net Cash Provided by (Used In) Financing Activities	(56,730)	90,743

Net Increase in Cash	243	26,386
Cash and Cash Equivalents at Beginning of Period	58,703	32,317

Cash and Cash Equivalents at End of Period	$58,946	$58,703

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and per share amounts, unaudited)

	Three months Ended			Three months Ended
	December 31, 2011			December 31, 2010
Barrels of oil sold		2,994			2,419
MCF of gas sold		762			424
Total BOE		3,121			2,490
Total BOE—Net of 33% Royalty		2,081			1,660
Average price/barrel		$102.75			$75.15
Average price/mcf		$1.54			$1.54

	$		$/BOE - net	$		$/BOE -net

REVENUES:
Oil sales		$307,634			181,790
Gas sales		1,175			653
Royalties		(102,593)			(60,792)

		206,216	99.09		121,651	73.29

EXPENSES:
Operating expenses		24,243	11.65		16,800	10.12
Workovers		10,156	4.88		7,273	4.38
Depletion, depreciation, amortization		16,971	8.16		10,907	6.57
General and administrative		5,135	2.46		7,385	4.45
Windfall profits tax		75,737	36.39		11,201	6.75

		132,242	63.54		53,566	32.27

INCOME FROM OPERATIONS		73,974	35.55		68,085	41.02

Gain on exchange rate		—	—		(36,070)	(21.73)
Interest earnings and other		97	0.05		293	0.18
Interest expense		(4,174)	(2.01)		(23,242)	(14.00)

Income before income tax		69,897	33.59		9,066	5.47

Current income tax expense		53,297	25.61		(4,956)	(2.98)
Deferred income tax expense (benefit)		(49,638)	(23.85)		6,201	3.74

NET INCOME		66,238	31.83		7,821	4.71
Adjustment to reconcile to reported Net Income (loss) from		—
Unconsolidated Equity Affiliate:
Deferred income tax (benefit) expense		21,710			(25,246)

Net income equity affiliate		44,528			33,067
Equity interest in unconsolidated equity affiliate		40%			40%

Income before amortization of excess basis in equity affiliate		17,811			13,227
Conform depletion expense to GAAP		918			(175)
Amortization of excess basis in equity affiliate		(494)			(394)

Net income from unconsolidated equity affiliate		$18,235			$12,658

Non-GAAP Financial Measures:

Reconcile NET INCOME as reported under IFRS to adjusted EBITDA:
NET INCOME		$66,238	31.83		$7,821	4.71
Add back non-cash items:
Depletion, depreciation and amortization		16,971	8.16		10,907	6.57
Pension liability, net of tax					123	0.07
Deferred income tax expense (benefit)		(49,638)	(23.85)		6,201	3.74
Special Charges, net of tax		—	—		18,035	10.87

CASH FROM OPERATIONS		33,571	16.14		43,087	25.96

Investment earnings and other		(97)	(0.05)		(293)	(0.18)
Interest expense		4,174	2.01		23,242	14.00
Current income tax expense		53,297	25.61		(4,956)	(2.98)

Adjusted EBITDA (IFRS)		$90,945	43.71		$61,080	36.80

PETRODELTA, S. A.

STATEMENTS OF OPERATIONS

(in thousands except per BOE and per share amounts, unaudited)

	Twelve months Ended				Twelve months Ended
	December 31, 2011				December 31, 2010
Barrels of oil sold		11,390				8,561
MCF of gas sold		2,266				2,204
Total BOE		11,768				8,928
Total BOE—Net of 33% Royalty		7,846				5,953

Average price/barrel		$98.52				$70.57
Average price/mcf		$1.54				$1.54

	$		$	/BOE - net	$		$	/BOE -net

REVENUES:
Oil sales		$1,122,191				$604,173
Gas sales		3,497				3,398
Royalty		(374,135)				(204,688)

		751,553		95.79		402,883		67.68

EXPENSES:
Operating expenses		77,236		9.84		44,749		7.52
Workovers		28,508		3.63		8,910		1.50
Depletion, depreciation and amortization		58,376		7.44		40,429		6.79
General and administrative		11,297		1.45		15,508		2.60
Windfall profits tax		237,632		30.29		14,116		2.37

		413,049		52.65		123,712		20.78

INCOME FROM OPERATIONS		338,504		43.14		279,171		46.90

Gain on exchange rate		—		—		84,448		14.19
Investment earnings and other		610		0.08		3,179		0.53
Interest expense		(10,699)		(1.36)		(26,767)		(4.50)

Income before income tax		328,415		41.86		340,031		57.12

Current income tax expense		190,577		24.29		189,780		31.88
Deferred income tax expense (benefit)		(94,622)		(12.06)		72,568		12.19

NET INCOME		232,460		29.63		77,683		13.05
Adjustment to reconcile to reported Net Income from
Unconsolidated Equity Affiliate:
Deferred income tax (benefit) expense		49,545				(92,195)

Net income equity affiliate		182,915				169,878
Equity interest in unconsolidated equity affiliate		40%				40%

Income before amortization of excess basis in equity affiliate		73,166				67,951
Conform depletion expense to GAAP		763				(246)
Amortization of excess basis in equity affiliate		(1,863)				(1,414)

Net income from unconsolidated equity affiliate		$72,066				$66,291

Non-GAAP Financial Measures:

Reconcile NET INCOME as reported under IFRS to adjusted EBITDA:
NET INCOME		$232,460		29.63		$77,683		13.05
Add back non-cash items:
Depletion, depreciation and amortization		58,376		7.44		40,429		6.79
Pension liability, net of tax		—		—		123		0.02
Deferred income tax expense (benefit)		(94,622)		(12.06)		72,568		12.19
Special Charges, net of tax		—		—		1,602		0.27

CASH FROM OPERATIONS		196,214		25.01		192,405		32.32

Investment earnings and other		(610)		(0.08)		(3,179)		(0.53)
Interest expense		10,699		1.36		26,767		4.50
Current income tax expense		190,577		24.29		86,596		14.54

Adjusted EBITDA (IFRS)		$396,880		50.58		$302,589		50.83

SOURCE Harvest Natural Resources, Inc.

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